CERTIFICATE OF CORRECTION

1. The name of the Corporation is Cybertel, Communications Corp. (the "Corporation").

2.   Description of the original document for which correction is being made:
     Articles of Incorporation.

3.   Filing date of the original document: June 13, 1996.

4. Description of the incorrect statement and the reason it is incorrect or the manner in which the execution or other formal authentication was defective: There should be no comma after "Cybertel."

5.   The mistake was due to a typographical error.

6. Pursuant to Section 78.0295 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be corrected as follows: The name of the Corporation shall be Cybertel Communications Corp.

          IN WITNESS THEREOF, the undersigned officer of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, has set his hand this 14 day of March, 2000.


                              /s/ Richard D. Mangiarelli
                                    --------------------------
                              Richard D. Mangiarelli, President